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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                          For the Year Ended
                                                          December 31, 1999
                                                      --------------------------

Net income                                                     $ 5,922

Net income per common share - basic (1)                        $  0.29

Net income per common share - diluted (2)                      $  0.28

1) The number of common shares outstanding used to compute net income per share-basic was 20,643,166 for the year ended December 31, 1999, respectively.

2) Diluted earnings per common share for the year ended December 31, 1999, was calculated based on weighted average common shares outstanding of 20,799,502 which assumes the exercise of options covering 717,035 shares and computes incremental shares using the treasury stock method for the year ended December 31, 1999, respectively.